PRESS RELEASE



                 PENN OCTANE CORPORATION ANNOUNCES COMPLETION
                       OF $1.5 MILLION PRIVATE PLACEMENT

     REDWOOD CITY, CA - October 21, 1997: Penn Octane Corporation (NASDAQ SmallCap Market: POCC) announced the closing today of a $1.5 million private placement consisting of promissory notes in the aggregate principal amount of $1.5 million and warrants to purchase 250,000 shares of Common Stock of the Company at an exercise price of $6.00 per share. The warrants expire on October 21, 2000.

     The promissory notes accrue interest at the rate of ten (10%) per annum. Payment of the principal and any accrued and unpaid interest on the promissory notes by the Company is due on the earlier to occur of June 30, 1998 and the closing of any public offering of debt or equity securities of the Company resulting in net proceeds to the Company in excess of $5 million.

     The Company intends to use the proceeds of the private placement to pay down certain indebtedness and for general corporate purposes.

     Pennsylvania Merchant Group Ltd acted as placement agent in connection with the private placement.

     Penn Octane is a leading supplier of liquified petroleum gas to Mexico and propylene to the petrochemical industry in Texas. Penn Octane operates a 132-mile, six-inch pipeline from a pipeline in Kleberg County, Texas to its terminal in Brownsville, Texas, which acts as a trans-shipment point for delivery to Mexico. In addition, the Company owns and operates PennWilson CNG, Inc., located in Santa Fe Springs, CA, a leader in compressed natural gas station design, engineering, manufacturing and safety.


Contact  for  the  Company:
Penn  Octane  Corporation
Jerry  Richter,  President  &  CEO
650/368-1501





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